UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 5, 2007
SAGA COMMUNICATIONS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation)	1-11588 (Commission File Number)	38-3042953 (IRS Employer Identification No.)

73 Kercheval Avenue Grosse Pointe Farms, MI (Address of Principal Executive Offices)	48236 (Zip Code)
Registrant’s telephone number, including area code: (313) 886-7070
          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
SIGNATURES

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;
                    Compensatory Arrangements of Certain Officers
(e)	On March 5, 2007, the Compensation Committee (the “Committee”) of the Board of Directors of Saga Communications, Inc. (the “Company”) approved the payment of cash bonuses for the Company’s executive officers. The amounts of such cash bonuses are set forth in the table and narrative below:

Name	Title	Amount

Catherine Bobinski	Vice President, Controller, and Chief Accounting Officer	$22,500

Samuel D. Bush	Senior Vice President, Chief Financial Officer and Treasurer	$37,500

Steven Goldstein	Executive Vice President and Group Program Director	$70,000

Warren Lada	Senior Vice President — Operations	$37,500

Marcia Lobaito	Senior Vice President, Corporate Secretary and Director of Business Affairs	$22,500
Bonus amounts for the above executive officers were determined in the Committee’s discretion, based on the Committee’s judgment of the Company’s results for the 2006 fiscal year, including operating profitability, growth in revenues and profits and overall financial condition, and the Committee’s evaluation of each individual executive officer’s contribution to these results.
The Committee approved the payment of a cash bonus of $394,476 to Edward Christian, the President and CEO of the Company, pursuant to his employment agreement and the Chief Executive Officer Annual Incentive Plan (the “Plan”). $112,500 of this amount was awarded based on the Company achieving the net revenue performance goal for fiscal year 2006 established pursuant to the Plan. The balance of the bonus, $281,976, was awarded pursuant to the terms of Mr. Christian’s employment agreement which provides that Mr. Christian’s aggregate compensation in any year (excluding stock options) shall not be less than his average aggregate annual compensation for the prior three years unless his or the Company’s performance shall have declined substantially.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAGA COMMUNICATIONS, INC.
Dated: March 8, 2007	By:	/s/ Samuel D. Bush
Samuel D. Bush
Senior Vice President, Chief Financial Officer and Treasurer

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